Exhibit 99.3
DDi Corp.
Shares of Common Stock
Offered Pursuant to Rights
Distributed to Holders of
Common Stock of
DDi Corp.
                    , 2005
To Our Clients:
      Enclosed for your consideration are a prospectus, dated                    , 2005 (the “Prospectus”) relating to the offering (the “Rights Offering”) by DDi Corp. (the “Company”) of shares of its Common Stock (as defined below) pursuant to non-transferable subscription rights (the “Rights”) distributed to all holders of record of shares of its common stock, par value $0.001 per share (the “Common Stock”), at the close of business on                     , 2005 (the “Record Date”). The Rights are described in the Prospectus.
      In the Rights Offering, the Company is offering an aggregate of                      shares of its Common Stock (the “Underlying Shares”), as described in the Prospectus.
      The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on                     , 2005, unless extended in the sole discretion of the Company (as it may be extended, the “Expiration Date”).
      As described in the Prospectus, you will receive one Right for each share of Common Stock owned of record as of the close of business on the Record Date.
      Each subscription right will entitle you to purchase a number of shares of Common Stock equal to $75 million, divided by the Subscription Price, divided by                     , the number of shares of common stock outstanding on the Record Date (the “Subscription Right”), which number of shares may be subject to reduction if holders of our Series B Preferred Stock convert any of their shares into Common Stock prior to the expiration of the Rights Offering. To the extent any holder of our Series B Preferred Stock does so convert their shares into Common Stock prior to the expiration of the Rights Offering, the number of shares for which each Subscription Right will be exercisable shall be reduced by an amount determined by multiplying the number of shares each Subscription Right was exercisable for on the date the rights offering was commenced by a fraction, (x) the numerator of which shall be the number of shares of our Common Stock outstanding on the record date for the Rights Offering and (y) the denominator of which shall be the sum of the number of shares of our Common Stock outstanding on the record date for the Rights Offering plus the number of shares of our Common Stock issued by us with respect to all conversions of our Series B Preferred Stock for the period beginning immediately after the record date for the Rights Offering and ending on the expiration date of the Rights Offering. If the number of shares of our Common Stock that you can choose to purchase is so reduced, a proportionate amount of your money will be refunded promptly after the closing of the Rights Offering. The Subscription Price for the subscription rights will equal $           per share.
      Each of Caiman Partners, L.P., Contrarian Turnaround Equities, LLC, Greywolf Capital Partners II LP, QVT Fund LP, Sankaty Credit Opportunities, L.P., Sankaty High Yield Asset Partners, L.P., Sankaty High Yield Partners II, L.P., Sankaty High Yield Partners III, L.P. and Sankaty Prospect Credit Partners, L.P., whom, as of August 12, 2005, collectively beneficially owned approximately 15.4% of our Common Stock on an as converted basis, has agreed to act as a standby purchaser in the Rights Offering and will purchase any and all shares not subscribed for by other stockholders.
      The Rights will be evidenced by non-transferable Rights certificates and will cease to have any value at the close of business on the Expiration Date. The materials enclosed are being forwarded to you as the beneficial owner of Common Stock carried by us in your account but not registered in your name. Exercises and sales of rights may be made only by us as the record owner and pursuant to your instructions. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the document carefully before instructing us to exercise your Rights.
      Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 p.m., New York City time, on the Expiration Date. Once you have exercised the Subscription Right, such exercise may not be revoked.
      If you wish to have us, on your behalf, exercise the Rights for any shares of Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the instruction form on the reverse side of this letter.
      Any questions or requests for assistance concerning the Rights Offering should be directed to Mellon Bank, N.A., the Subscription Agent, at (866) 340-1581.

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